Exhibit 99.1

Charles & Colvard and Cree Extend Longstanding Relationship and
Enter into Multi-Year Exclusive Supply Agreement Amendment

- Agreement Provides Five-Year Supply for Production of
Exceptional Quality Forever One™ Lab-Created Gemstone -

Research Triangle Park, North Carolina, (June 27, 2018) — Charles & Colvard, Ltd. (Nasdaq: CTHR), the original and leading worldwide source of created moissanite, today announced that it has amended its Exclusive Supply Agreement with Cree, Inc., the Company’s supplier of silicon carbide (SiC) material.

This favorable amendment to the Supply Agreement extends the longstanding relationship for five years, with an option for an additional two-year extension, for a total of seven years. Cree’s patented process for developing micropipe-free SiC material enables the exclusive production of Charles & Colvard’s premium moissanite product, Forever One™. Using innovative technology and sustainable practices, Charles & Colvard delivers what it believes to be an unrivaled gemstone product at a revolutionary value.

“We’re thrilled to extend our strategic partnership with Cree through a favorable amendment to our agreement to purchase its unique SiC material,” said Charles & Colvard President and CEO, Suzanne Miglucci. “Cree has patented the process for growing its SiC crystals that results in unparalleled clarity in our moissanite gemstones. We believe this gives us a competitive advantage over other gemstone producers around the world.”

“We believe there is a large and growing market for ethically-sourced gemstones, as evidenced by companies, such as De Beers, entering the lab-created market. Today’s consumer is looking for ethically-sourced alternatives in their jewelry selections. Charles & Colvard has over twenty years of experience refining and bringing to market The World’s Most Brilliant Gem® to meet the needs of this discerning customer,” Miglucci concluded.

Charles & Colvard’s Forever One is the premium brand of lab-created moissanite, which is more brilliant than any other gemstone and truly conflict-free. These gems fall within the range of internally flawless to very slightly included (IF-VS). Forever One gems are available in two grades: colorless or near-colorless (DEF-GHI). It’s through progressive technology and relentless innovation that Charles & Colvard created its unique Revolutionary Cut™ specifications to maximize the fire and brilliance of these exceptional and rare gemstones. Forever One is an optimal choice for bridal and fashion jewelry that meets the ethical and sustainable expectations of consumers in today’s market.

About Charles & Colvard, Ltd.

Charles & Colvard (Nasdaq: CTHR) believes luxury can be beautiful and conscientious. As an e-commerce-driven business, the Company uses innovative technology and sustainable practices to lead a revolution in the jewelry industry. As the original pioneer of lab-created moissanite, a rare gemstone formed from silicon carbide, Charles & Colvard delivers a brilliant product at a revolutionary value that meets the needs of today’s discerning customer. Jewelry consumers seek Charles & Colvard products because of their exceptional quality as well as their environmental and social responsibility. Charles & Colvard was founded in 1995 and is based in the Research Triangle Park, North Carolina. For more information, please visit www.charlesandcolvard.com.

Contacts:

Clint J. Pete

Chief Financial Officer

919-468-0399

cpete@charlesandcolvard.com

Investor Relations

Jenny Kobin

800-695-0650

Jenny.Kobin@IRAdvisory.com